Exhibit 99.1

Thomson Reuters Successfully Completes FXall Tender Offer

NEW YORK, August 20, 2012 — Thomson Reuters (TSX / NYSE: TRI), the world’s leading source of intelligent information for businesses and professionals, announced today that its subsidiary, CB Transaction Corp. (“CB”), has successfully completed its cash tender offer for all of the outstanding shares of common stock of FX Alliance Inc. (“FXall”) (NYSE: FX).

The tender offer expired as scheduled at 5:00 p.m., New York City time, on August 17, 2012, and was not extended. The depositary for the tender offer has advised that as of the expiration time, approximately 24,334,133 shares of FXall common stock (excluding shares subject to notices of guaranteed delivery) were validly tendered and not properly withdrawn, representing approximately 72.7% of the outstanding shares of common stock of FXall on a fully diluted basis. All shares that have been validly tendered and not properly withdrawn have been accepted for purchase, and payment for such shares will be made promptly in accordance with the terms of the tender offer and merger agreement at the offer price of $22.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

Thomson Reuters expects to complete the acquisition of FXall promptly through a “short-form” merger of CB with and into FXall, with FXall as the surviving corporation. Pursant to the terms and conditions of the merger agreement, CB will exercise its “top-up” option to purchase directly from FXall an additional number of shares for $22.00 per share (the same per share price paid in the tender offer) so that CB owns at least 90% of the outstanding shares of FXall common stock, which will allow CB to complete and close the merger without a vote or meeting of FXall’s stockholders through the “short-form” merger provisions of Delaware law.

At the effective time of the merger, all remaining FXall shares (other than shares owned by Thomson Reuters or any of its subsidiaries or held by FXall or any of its subsidiaries as treasury shares or shares held by FXall’s stockholders who are entitled to and properly demand appraisal rights for their shares under Delaware law) will be canceled and converted into the right to receive the same $22.00 per share in cash paid in the tender offer, without interest and less any applicable withholding taxes. In addition, upon the completion of the merger, FXall’s common stock will cease to be traded on the New York Stock Exchange and FXall will become a wholly owned indirect subsidiary of Thomson Reuters.

Thomson Reuters

Thomson Reuters is the world’s leading source of intelligent information for businesses and professionals. We combine industry expertise with innovative technology to deliver critical information to leading decision makers in the financial and risk, legal, tax and accounting, intellectual property and science and media markets, powered by the world’s most trusted news organization. With headquarters in New York and major operations in London and Eagan, Minnesota, Thomson Reuters employs approximately 60,000 people and operates in over 100 countries. Thomson Reuters shares are listed on the Toronto and New York Stock Exchanges. For more information, go to www.thomsonreuters.com.

FXall

FXall is the leading independent global provider of electronic foreign exchange trading solutions, with over 1,000 institutional clients worldwide. FXall’s offices in New York, Boston, Washington, London, Zurich, Hong Kong, Tokyo, Singapore, Sydney and Mumbai serve the needs of active traders, asset managers, corporate treasurers, banks, broker-dealers and prime brokers. For more information on FXall, visit www.fxall.com.

Thomson Reuters Special Note Regarding Forward Looking Statements

Certain statements in this news release and Thomson Reuters expectations regarding the timing for the closing of the transaction are forward-looking. These forward-looking statements are based on certain assumptions and reflect Thomson Reuters current expectations. As a result, forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Except as may be required by applicable law, Thomson Reuters disclaims any obligation to update or revise any forward-looking statements. Some of the material risk factors that could cause actual results or events to differ materially from those expressed in or implied by forward-looking statements in this news release are discussed in materials that Thomson Reuters from time to time files with, or furnishes to, the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission. Thomson Reuters annual and quarterly reports are also available in the “Investor Relations” section of thomsonreuters.com.

FXall Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of FXall to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including, without limitation, all statements related to the proposed business combination transaction and related transactions and the outlook for FXall’s businesses, performance and opportunities, the anticipated timing of filings relating to the transaction; the expected timing of the completion of the transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including uncertainties as to the timing of the tender offer and business combination; uncertainties as to how many of FXall’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of FXall’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by FXall from time to time, as well as the tender offer documents filed by Thomson Reuters and the solicitation/recommendation statement filed by FXall. Investors and security holders are able to obtain free copies of the documents filed with the SEC by FXall on the Investor Relations section of FXall website at www.fxall.com. FXall does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

CONTACTS

Thomson Reuters
Alan Duerden	Frank J. Golden
PR Director, Thomson Reuters	SVP, Investor Relations, Thomson Reuters
D: +44 20 7542 0561	D: +1 646 223 5288
alan.duerden@thomsonreuters.com	frank.golden@thomsonreuters.com

FXall
Dafina Grapci-Penney	Andrew Posen
D: +44 20 7324 5484	Head of Investor Relations, FXall
M: +44 7525335733	D: +1 646 268 9952
dafina.grapci-penney@greentarget.co.uk	andrew.posen@fxall.com